EXHIBIT (d)(2)(H)

Children's Insurance Rider

THE UNION CENTRAL LIFE INSURANCE COMPANY

Cincinnati, Ohio

CHILDREN'S INSURANCE RIDER

PERSONS INSURED. This rider insures each child of the insured if the child is:

(1)   named in the application for this rider; or

(2)   born after the date of the application; or

(3)   adopted by the insured after the date of the application and before age 18.

This rider does not insure any child less than 15 days old nor after age 25.

BENEFIT. We will pay the benefit amount shown in the schedule upon receipt of proof of death of an insured child while this rider is in force. Unless otherwise provided, the benefit will be paid to:

(1)   the insured, if living; otherwise

(2)   the insured's spouse, if any; otherwise

(3)   the estate of the deceased.

DEATH OF INSURED. If the insured dies (except by suicide within two years of the issue date of this rider), existing coverage on any child under this rider will be continued at no cost until the child's age 25. Conversion will be allowed as provided by this rider. If the insured commits suicide during the first two years of this policy there is a 30 day period for conversion for children under this rider.

OWNER. The owner of the policy is the owner of this rider. Unless otherwise provided, if the insured is the owner and dies, the new owner will be:

(1)   the insured's spouse, if any; otherwise,

(2)   the insured's children.

CONVERSION PRIVILEGE. You may convert the insurance on each insured child without proof to a new policy if:

(1)   the amount of the new policy is at least $25,000;

(2)   you give us notice; and

(3)   the amount of the new policy covering each child does not exceed the amount of insurance provided under this rider on the date of conversion. At age 25, an insured child may convert up to five times the amount of insurance under this rider.

Insurance on the life of an insured child may only be converted on or before age 25 of the child. The incontestability and suicide provisions of the new policy shall be measured from the date of this rider for those amounts previously in force. For all else, the incontestability and suicide provisions will run from the date of issue of the new policy.

The new policy may be any permanent plan issued by us on the date of conversion. The date of conversion will be the monthly date following notice to us. The policy date of the new policy will be the date of conversion. The rate for the new policy will not exceed our then published rate at the age of the person converting on the birthday nearest the date of conversion. The person converting is no longer insured by this rider after conversion.

INCONTESTABILITY. In the absence of fraud, we will not contest this rider with respect to each child after insurance on that child has been in force during that child's life for two years; nor will we contest any increased benefit later than two years after its effective date.

SUICIDE. If any child insured by this rider commits suicide (while sane or insane) within two years after the date that child's insurance starts, our total liability will be to return to the cash value the monthly cost for that insurance. If any child insured by this rider commits suicide (while sane or insane) within two years after the effective date for an increase in the benefit amount, our total liability for that increase will be to return to the cash value the monthly deductions for that increase.

TERMINATION. This rider will terminate:

(1)   when the policy terminates for any reason other than the death of the insured; or

(2)   on the first monthly date after you give us notice; or

(3)   on the anniversary nearest the insured's 65th birthday.

REINSTATEMENT. You may put this rider back in force for each child who has not yet reached age 25 if:

(1)   you give us notice; and

(2)   the policy is in force; and

(3)   each child whose insurance will be put back in force gives us proof within five years after the date insurance on that child stopped; and

(4)   payment is made of enough premium to cover past monthly deductions not made; and

(5)   payment is made of enough premium to keep this rider in force for two months.

AGE. For each insured child, "age 25" means the annual date nearest that child's 25th birthday.

CONTRACT. This rider is made a part of the policy and is based on the application and any supplemental applications for this rider.

MONTHLY DEDUCTIONS. We will deduct the monthly cost of this rider until it terminates, except as stated in the BENEFIT section of this rider.

RIDER SPECIFICATIONS. The issue date, policy date, benefit amount and monthly cost for this rider are shown in the schedule.

THE UNION CENTRAL LIFE INSURANCE COMPANY

Secretary	President